Exhibit 10.5
GENERAL TERMS AND CONDITIONS FOR
RESTRICTED STOCK UNIT AWARDS UNDER THE
DELEK US HOLDINGS, INC. 2016 LONG-TERM INCENTIVE PLAN

Unless otherwise provided in a separate agreement between you and Delek US Holdings, Inc. (the “Company”), the following terms and conditions apply to your award of restricted stock units (“RSUs”) under the Delek US Holdings, Inc. 2016 Long-Term Incentive Plan (the “Plan”). The RSU award is made with respect to shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), upon the terms and conditions set forth herein and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

1.Award. The Company hereby grants, and you accept, an award of RSUs pursuant to the Plan. RSUs constitute an unfunded and unsecured promise of the Company to deliver to you, subject to the satisfaction of vesting conditions and the other terms and conditions of this Agreement and the Plan, that number of shares of Common Stock referenced by the RSUs. Until such delivery, you shall have the rights of a general unsecured creditor of the Company with respect to the RSUs and shall not have any rights as a stockholder of the Company.

2.     Vesting. All vesting is subject to your continuous employment or other service with the Company or its affiliates through each applicable vesting date. You will forfeit the unvested portion of the RSUs upon the termination of your employment or other service with the Company or its affiliates.

3.    Issuance / Delivery of Shares. Except as otherwise provided herein, a stock certificate registered in your name representing the shares of Common Stock referenced by the vested portion of the RSUs shall be issued and delivered to you promptly following the vesting date. You shall have no right to receive any dividend or distribution with respect to such shares if the record date for such dividend or distribution is prior to the vesting date of the RSUs.

4.    Dividend Equivalents. You shall be credited with dividend equivalents for any cash dividends paid on the number of shares of Common Stock covered by the RSUs as a cash deferral which deferral shall be settled in cash upon vesting of the related RSUs, subject to the same terms and conditions as such RSUs.

5.     Withholding / Consents. The delivery of shares of Common Stock represented by RSUs is conditioned on your satisfaction of any applicable withholding taxes in accordance with the Plan and any other agreement(s) between you and the Company. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Company of any required consents that the Company may determine to be necessary or advisable, including, without limitation, consents to deductions from wages or other arrangements satisfactory to the Company.

6.    Nontransferability. You may not pledge, hypothecate or otherwise encumber the RSUs or subject them to any lien, obligation or liability of yours to any party (other than the Company or an affiliate thereof), or assign or transfer (collectively, “Transfer”) by you other than by will or the laws of descent and distribution or to a beneficiary upon your death. Any attempt by you or any other person claiming against, through or under you to cause the RSUs or any part of it to be Transferred in any manner and for any purpose shall be null and void and without effect upon the Company, you or any other person.

7.    Compliance with Law / Transfer Orders / Legends. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to this award unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. All certificates for shares of Common Stock delivered pursuant to this award shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

8.    No Employment or Other Rights. Nothing contained in the Plan or this award shall confer any right upon you with respect to the continuation of your employment or other service with the Company or its affiliates or interfere in any way with the right of the Company and its affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of your employment or other service.

9.    Provisions of the Plan / Electronic Delivery. The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. As a participant in the Plan, you are entitled to receive certain information regarding the Plan and its operations and such information is available to you electronically at www.benefitsonline.com. You may receive a paper copy of this information at no cost to you if you contact the Company by telephone at (615) 771-6701 or by regular United States mail at 7102 Commerce Way, Brentwood, Tennessee 37027. By accepting this award, you hereby consent to the electronic delivery of the Plan to you as set forth herein and acknowledge receipt of a copy of the Plan prior to your acceptance of this award.

10.    Miscellaneous. These terms shall be binding upon and shall inure to the benefit of you and the Company and our respective successors and permitted assigns. These terms shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

Restricted Stock Unit Agreement • Delek US Holdings, Inc. • 2016 Long-Term Incentive Plan • Page 1 of 1